Exhibit 99

RETRACTABLE TECHNOLOGIES, INC. DECLARES DIVIDENDS TO SERIES I AND II CLASS B CONVERTIBLE PREFERRED STOCK SHAREHOLDERS

LITTLE ELM, Texas, April 1, 2016—Retractable Technologies, Inc. (NYSE MKT: RVP) announced today that its Board of Directors has declared dividends to holders of its Series I Class B and Series II Class B Convertible Preferred Stock in the amounts of $12,312.50 and $42,800.00, respectively.  The dividend amount is $0.125 per share for Series I Class B shareholders and $0.25 per share for Series II Class B shareholders.  Dividends have accrued at 10% per annum and cover amounts in arrears from December 31, 2015 through date of conversion or March 31, 2016, whichever is applicable.  The dividends will be paid on April 21, 2016 to shareholders of record as of the close of business on April 11, 2016.

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products.  The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle.  Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. Retractable’s products are distributed by various specialty and general line distributors.

For more information on Retractable, visit our website at www.vanishpoint.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect our current views with respect to future events.  We believe that the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will materialize. Our actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain liquidity; our maintenance of patent protection; the impact of current and future Court decisions regarding current litigation; our ability to maintain favorable third party manufacturing and supplier arrangements and relationships; our ability to quickly increase capacity in response to an increase in demand; our ability to access the market; our ability to maintain or lower production costs; our ability to continue to finance research and development as well as operations and expansion of production; the impact of larger market players, specifically Becton, Dickinson and Company, in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in RTI’s periodic reports filed with the U.S. Securities and Exchange Commission.

Investor Contact:

Douglas W. Cowan

Vice President and Chief Financial Officer

(888) 806-2626 or (972) 294-1010